Confidential Separation Agreement and General Release
Dated as of September 1, 2022

Pietro Silvio
XXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXX

Dear Peter,

When signed below in the places indicated, the following shall constitute an agreement (the "Agreement") between you ("you" or "Executive") and Shutterstock, Inc. ("Shutterstock" or the "Company"). Please initial and date each page of this Agreement where indicated in the footer.

WHEREAS, the Executive is a party to an Employment Agreement with the Company dated November 4, 2019 (the "Employment Agreement");

WHEREAS, pursuant to the Employment Agreement, the Executive has been employed as the Chief Technology Officer;

WHEREAS, the Parties wish to document the Executive's separation from the Company and establish the terms of the Executive's severance arrangement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows

1. Your employment will terminate at the close of business on September 1, 2022 (the "Separation Date"). You will be paid your current salary and accrued benefits, through the close of business on the Separation Date. As of the Separation Date, all salary payments from the Company will cease and any benefits the Executive had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law or as otherwise provided in this Agreement, incorporating by reference as necessary any related agreements (including without limitation the stock option plan, 401K and medical benefits as provided under Company plans).

    a. Transition Services: Prior to the Separation Date, the Executive agrees to provide transition services consisting of serving as an advisor, participating in transition as requested by the Company and being available on as as-needed basis.

2. **Severance**. Provided the Executive executes this Agreement and does not revoke acceptance of this Agreement as set forth in Section 4(b) of this Agreement, the Company will provide the Executive with the following severance benefits (the "Severance Benefits"):

    a. **Severance Pay**: Commencing on sixtieth day after the Separation Date, the Company shall pay an amount equal to the Executive's base salary, at the rate in effect

immediately prior to the Separation Date, less all required tax withholdings and other applicable deductions, in substantially equal installments for a period of twelve (12) months following the Separation Date, which installments shall be paid in accordance with the Company's regular payroll procedures; provided, however, that any such installments otherwise payable during the 60 day period immediately following the Separation Date shall be paid to you in the first payroll cycle after the sixtieth day following the Separation Date.

b. **Pro-Rated Bonus**: The Company will pay to the Executive a pro-rated annual bonus for 2022 equal to (x) the annual bonus that Executive would have received based on actual performance for 2022 if Executive had remained in the employ of the Company for the entire fiscal year, if any, *multiplied by* (y) a fraction, the numerator of which is the number of days Executive was in the employ of the Company during 2022and the denominator of which is 365, and adjusted for company performance, less all applicable taxes and withholdings and other applicable deductions, to be paid at the same time annual bonuses are paid by the Company to other executives of the Company for fiscal year 2022,but in no event later than March 15, 2023.

c. **COBRA**: If you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("***COBRA***") for you and your eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive's termination or resignation) until the earlier of (A) twelve months from the Separation Date, or (B) the date upon which you and/or your eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to you consistent with the Company's normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010. You must email proof of COBRA payments for reimbursement to benefits@shutterstock.com.

d. **Equity**: Except as described below for any outstanding Performance Stock Unit awards, one hundred percent (100%) of Executive's unvested and outstanding equity awards that would have become vested had Executive remained in the employ of the Company for the twelve (12)-month period following the Separation Date shall immediately vest and become exercisable. The acceleration of vesting shall occur on the Effective Date (as defined below).

    i. For clarity, the following RSU grants will accelerate:

    1. 4/1/22 Grant - Accelerated vesting of 1,371 shares (subject to share withholding for taxes);

    2. 4/1/21 Grant - Accelerated vesting of 942 shares (subject to share withholding for taxes);

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3. 12/2/19 Grant - Accelerated vesting of 4,211 shares (subject to share withholding for taxes).

ii. In accordance with the terms of the applicable PSU award agreement, the Executive will remain eligible to vest in a pro-rata portion of those unvested performance stock units granted to the Executive on April 1, 2020 that are determined to vest in the normal course for such award's third performance year under the terms of the applicable award agreement.

iii. In accordance with the terms of the applicable PSU award agreement, the Executive will remain eligible to vest in a pro-rata portion of those unvested performance stock units granted to the Executive on April 1, 2021 that are determined to vest in the normal course for such award's second performance year under the terms of the applicable award agreement.

iv. In accordance with the terms of the applicable PSU award agreement, the Executive will remain eligible to vest in a pro-rata portion of those unvested performance stock units granted to the Executive on April 1, 2022 that are determined to vest in the normal course for such award's first performance year under the terms of the applicable award agreement.

e. For the sake of clarity, as of the Separation Date, Executive shall cease to be a Service Provider for purposes of the applicable Equity Plan and award agreements.

3. If this Agreement does not become effective and irrevocable by the sixtieth (60th) day following the Separation Date, Executive will forfeit and will not be entitled to any of the severance benefits set forth herein, including those under Paragraph 2.

4. **OWBPA**. This Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act (the "OWBPA"), 29 U.S.C. sec. 626(f).

a. You acknowledge and agree that (i) you have read and understand the terms of this Agreement; (ii) you are advised to consult with an attorney before executing this Agreement, and you have been represented by legal counsel in connection with the signing of this Agreement or you have waived your right to such representation; (iii) you understand that the Company hereby gives you a period of twenty-one (21) days to review and consider this Agreement before signing it. You further understand that you may use as much of this review and consideration period as you wish prior to signing. The Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs each respective agreement, and that neither agreement shall be effective or enforceable until the expiration of each respective seven (7) day revocation period. Changes to this Agreement, material or otherwise, will not extend the aforementioned review and consideration period. You also agree and acknowledge that

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the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

b. You may revoke this Agreement for a period of seven (7) days following the day you sign same (the "Revocation Period"). Any revocation must be submitted, in writing, to Shutterstock, Inc. 350 Fifth Avenue, 21st Floor, New York, New York 10118 Attention: General Counsel, and must state, "I hereby revoke my acceptance of my Separation Agreement and General Release". This Agreement shall not become effective or enforceable until the expiration of the Revocation Period (the "Effective Date"). If the last day of the Revocation Period is a Saturday, Sunday or such legal holiday, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. If you revoke this Agreement, it shall not be effective or enforceable, and you will receive no further benefits under this Agreement.

c. Preserved Rights of Executive. This Agreement does not waive or release any rights or claims that you may have under the Age Discrimination in Employment Act of 1967 (the "ADEA") that arise after your execution of this Agreement. In addition, this Agreement does not prohibit you from challenging the validity of this Agreement's waiver and release of claims under the ADEA or the OWBPA or commencing an arbitration to enforce this Agreement, in accordance with Paragraph 16 below.

5. **No Other Compensation**. Except as expressly set forth in this Agreement, Executive shall not be entitled to any other compensation or benefits, including but not limited to salary, front pay, back pay, vacation pay, severance, commissions or bonuses from Releasees, as defined below, with respect to your employment with or termination from Shutterstock. The severance payments and benefits provided for in this Paragraph 2 shall be subject to the provisions of Section 6(a) of the Employment Agreement and such provisions are hereby incorporated herein.

6. **Release**.

a. For and in consideration of the payments and benefits enumerated in Paragraph 2, and for other valuable consideration to be provided to Executive pursuant to this Agreement, the receipt and sufficiency of which you hereby acknowledge, you, for yourself, your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively referred to as "Releasors"), hereby forever release and discharge Shutterstock and any of its employees, officers, shareholders, investors, subsidiaries, joint ventures, affiliates, divisions, employee benefit and/or pension plans or funds, successors and assigns and any of their past, present or future directors, officers, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents or in their individual capacities) (collectively referred to as "Releasees"), from any and all claims, demands, causes of action, contracts, suits, proceedings, debts, damages and liabilities, in law or equity, known or unknown, whether asserted or not, arising out of or relating to your employment by or

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performance of services for Shutterstock or the termination of such employment or services, including without limitation any claims relating to a wrongful, premature or discriminatory termination of your employment and/or any and all claims under any and all federal, state or local laws including, but not limited to the fair employment practice laws of all jurisdictions, states, municipalities and localities, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000 et seq., the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Consolidated Omnibus Budget Reconciliation Act of 1985, the Immigration Reform and Control Act of 1986, the Civil Rights Act of 1866, 42 U.S.C. §1981, the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993, the Genetic Information Non-Discrimination Act of 2008; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et seq., the New York Executive Law, Article 15, §290 et seq., the New York State Labor Law, the New York City Human Rights law, the New York City Earned Sick Time Act; all as amended; and any claims relating to rights under federal, state or local laws prohibiting discrimination on the basis of race, color, creed, ancestry, national origin, age, sex, or other basis prohibited by law, and any other applicable federal, state or local laws or regulations. You expressly waive any and all entitlement you have now, to any relief, such as back pay (to the exclusion of any references in this Agreement), front pay, reinstatement, compensatory damages, punitive damages, as well as all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise including but not limited to tortious conduct), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have arising out of your employment or separation from employment with Shutterstock against the Releasees up to and including the date of your execution of this Agreement. Notwithstanding the foregoing, you will not release or discharge the Releasees from any of Shutterstock's obligations to you under or pursuant to (1) Paragraph 1 and/or 2 of this Agreement (or any benefit plans referenced therein), (2) any tax qualified pension plan of Shutterstock pertaining to vested and accrued benefits, or (3) any obligations of indemnification in your capacity as an employee, officer or director of the Company, whether under insurance policies, contract, Company by-laws or certification of incorporation or under applicable law.

b. Executive understands and agrees that this is a full and general release covering all unknown, undisclosed and unanticipated losses, wrongs, injuries, debts, claims or damages to you which may have arisen, or may arise from any act or omission prior to the date of your execution of this Agreement, including, without limitation, any

arising out of or related, directly or indirectly, to your employment, compensation or termination of employment, as well as those losses, wrongs, injuries, debts, claims or damages now known or disclosed which may arise as a result of any act or omission as described above.

7. Executive acknowledges that no representations have been made to you by the Company (other than in this Agreement) about the benefits that the Company might or might not offer in the future.

8. Continuing and Post-Employment Obligations.

a. **Return of Property**. Executive agrees that by the termination of employment, or as soon thereafter as possible, you will return to the Company all Releasees' credit cards, files, memoranda, documents, records and copies of the foregoing, keys, all storage media containing Releasees' information and any other property of the Releasees in your possession. You represent and warrant that as of the termination of your employment, or as soon thereafter as possible, you will have deleted all files, memoranda, documents and/or records containing Releasees' information from any computer or storage device which you have utilized which is not located on Company premises. The Company acknowledges and agrees that you may retain any documents in your possession concerning employee benefits and/or compensation and personal contacts.

b. **Non-Disclosure and Non-Competition**. You further agree not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received in connection with the Releasees which is confidential or proprietary and (i) which has not been disclosed publicly by the Releasees, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but you know or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. You further understand and acknowledge that you continue to be bound by the Shutterstock, Inc. Employee Non-Disclosure, Non-Compete and Non-Solicitation Agreement executed by you on May 2, 2019 (the "Employee Obligations Agreement").

c. **Non-Solicitation**. In addition to the non-solicitation obligations set forth in Paragraph 10 of the Employee Obligations Agreement, for a period of one (1) year following the Separation Date hereof, you shall not, without the prior written consent of the Company's Chief Human Resources Officer: (a) directly or indirectly solicit or employ (or encourage any company or business organization in which you are an officer, manager, employee, partner, director, consultant or member, to solicit or employ) or (b) refer to any employee search firms, any person who was employed by the Company on the Separation Date. This Non-Solicitation provision does not, however, restrict any company or business organization in which you are an officer, manager, employee, partner, director, consultant or member from employing or engaging as an inde[DS] t

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contractor, any such person whose employment or engagement you have not directly or indirectly solicited or encouraged, including but not limited to general job postings that are not directed to any person who was employed by the Company on the Separation Date.

d. **Non-Disparagement**.

i. You will not disparage Releasees, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against Releasees, except: (a) if testifying truthfully under oath pursuant to any lawful court order or subpoena, (b) otherwise responding to or providing disclosures required by law, or (c) while engaging in the activities referenced in Paragraph 10 of this Agreement. This includes any statement to or response to an inquiry by any member of the press or media, whether written, verbal, electronic, or otherwise. Nothing herein shall prevent you from including your employment with Shutterstock on your resume.

ii. You shall direct any potential employer seeking a reference or employment verification to Shutterstock's Human Resources Department, in response to which the Company shall state (a) dates of your employment, (b) last position held, and (c) that it is the Company's policy to only provide these details.

e. **Future Employment.** Unless otherwise determined by the Company, you shall not apply for or seek employment with the Company, and you waive and release any right to be considered for such employment.

f. **Cooperation**. You agree to cooperate fully in any investigation Releasees undertake into matters occurring during your employment with the Company. Additionally, you agree that when requested by Releasees or third parties with Releasees' consent ("Designated Third Parties"), you will promptly and fully respond to all inquiries from Releasees, Designated Third Parties and its/their representatives concerning matters relating to Releasees including but not limited to any claims or lawsuits by or against Releasees or any third parties. Furthermore, you agree to testify in matters related to Releasees when requested by Releasees or Designated Third Parties and, for all matters which are not adverse to you, the Company shall reimburse your reasonable preapproved out-of-pocket expenses incident to such cooperation and provide counsel at the Company's sole expense on your behalf. In the event that you would prefer to have your own counsel, you may do so at your own cost and expense.

9. Intentionally Omitted.

10. Nothing in this Agreement shall prohibit or restrict you (or your attorney) without prior notice to Releasees from filing a charge, testifying, assisting, or participating in any manner in an investigation, or proceeding; responding to any inquiry; or making protected disclosures to, or otherwise communicating with, any administrative or regulatory agency or authority, including, but not limited to, the Securities and Exchange Commission (SEC), the Financial Industry

Regulatory Authority (FINRA), the Commodity Futures Trading Commission (CFTC), the Consumer Financial Protection Bureau (CFPB), the US Department of Justice (DOJ), the US Congress, any agency Inspector General, the Equal Employment Opportunity Commission (EEOC) and the National Labor Relations Board (NLRB). Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

11. **Confidentiality**. To the extent permitted by law, you agree not to disclose the claims that have been or could have been raised against Releasees, or the facts and circumstances underlying this Agreement, except you may make such disclosures: (a) to your immediate family, tax advisors, or taxing authorities, so long as such person or entity agrees to be bound by the confidential nature of this Agreement; (b) to your legal counsel; (c) pursuant to the order of a court; (d) while engaging in the activities referenced in Paragraph 10 of this Agreement; (e) as required by applicable law; and/or (f) for purposes of securing enforcement of the terms and conditions of this Agreement, should that ever be necessary.

12. **Section 409A**. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is the Company's intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), including without limitation the six month delay for payments of deferred compensation to "key employees" upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in Section 2 of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

13. **No Admission**. The parties agree that this Agreement shall not constitute or operate as an acknowledgment or admission of any kind by Releasees that they have violated any feder

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state, local or municipal statute, regulation or common law, or breached any other legal obligation or duty Releasees have or ever had to you.

14. **Amendment; Successors**. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement are binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators, including any corporation with which or into which the Company may be merged or which may succeed to its asserts or business. For the avoidance of doubt, the Executive's death or disability shall not affect his continued eligibility (or that of his estate, as applicable) to receive the Severance Benefits, subject to the terms and conditions of this Agreement.

15. **Waiver of Rights**. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

16. **Acknowledgement**. By executing this Agreement, you affirm that you are competent and understand and accept the nature, terms and scope of this Agreement as fully resolving all differences and disputes between you and Releasees. Moreover, you acknowledge that by signing your name below you have read, understand and accept each of the terms of this Agreement, that you have had sufficient opportunity to review it, to consult with an attorney or other advisor (at your own expense), and have done so to the extent that you deem appropriate.

17. **Tax Acknowledgement**. In connection with the payments and consideration provided to the Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement

18. **Entire Agreement**. Except for the Employee Obligations Agreement, which shall remain in full force and effect, this is the entire Agreement between you and the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official. You acknowledge that the Company has made no promises or representations to you other than those in this Agreement. It is not necessary that the Company sign this Agreement for it to become binding upon you. To the extent there is any conflict or inconsistency between any term of this Agreement and the Employee Obligations Agreement, the term which provides the greater benefit or protection to Releasees shall control.

19. **Jurisdiction and Arbitration**. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of laws. In the

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event that either party believes that the other party has breached this Agreement, Executive and the Company hereby agree that such dispute shall be submitted to JAMS for confidential and binding arbitration before a single arbitrator at JAMS' offices in New York City, in accordance with JAMS' Employment Arbitration Rules & Procedures. No claims may be arbitrated on a class or collective basis. Both Executive and the Company expressly waive any right to submit, initiate, or participate in a representative capacity, or as a plaintiff, claimant or member in a class action, collective action or other representative or joint action, regardless of whether the action is filed in arbitration or in court. Notwithstanding the foregoing, either you or the Company may seek injunctive relief in a lawsuit filed in a court of competent jurisdiction in order to prevent irreparable harm or preserve the status quo. Any award pursuant to said arbitration shall be accompanied by a written opinion of the arbitrator setting forth the reason for the award, including findings of fact and conclusions of law. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto, and judgment upon the award may be entered, and enforcement may be sought in, any court of competent jurisdiction. YOU UNDERSTAND THAT, ABSENT THIS AGREEMENT, YOU AND THE COMPANY WOULD HAVE THE RIGHT TO SUE EACH OTHER IN COURT, AND THE RIGHT TO A JURY TRIAL, BUT, BY THIS AGREEMENT, BOTH PARTIES GIVE UP THAT RIGHT.

20. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The signatures of any party to a counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart. Executed originals transmitted electronically as PDF files (or their equivalent) shall have the same force and effect as signed originals.

21. **Recital Paragraphs**. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

22. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, UNDERSTAND IT, AND ARE VOLUNTARILY ENTERING INTO IT OF YOUR OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS. YOU FURTHER ACKNOWLEDGE THAT EXCEPT AS STATED IN THIS AGREEMENT, NEITHER THE COMPANY NOR ANY REPRESENTATIVE OF THE COMPANY HAS MADE ANY REPRESENTATIONS OR PROMISES TO YOU. YOU FURTHER ACKNOWLEDGE THAT YOU HAVE BEEN GIVEN AN OPPORTUNITY TO CONSULT WITH COUNSEL OF YOUR CHOICE BEFORE SIGNING THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER OR NOT YOU DO SO IS YOUR DECISION.

23. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

Executive provides this Agreement as of the current date and acknowledges that execution of this Agreement is in further consideration of Paragraph 2.a, to which Executive agrees you would not be entitled if you did not sign this Agreement.

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Executive must sign and return this Agreement to Shutterstock Inc., Chief Human Resources Officer or a similarly designated representative, 350 Fifth Avenue, 21st Floor, New York, NY 10118 no 10118 no sooner than the date your employment ends and no later than the close of business on the 21st day following the date that you first received this Agreement, or irrevocably lose the right to receive the consideration detailed herein. Executive intends that this Agreement will become a binding agreement between Executive and the Company if you do not revoke your acceptance in seven (7) days.

Sincerely,

Shutterstock, Inc.

DocuSigned by:
By: Sara Birmingham
6A0144218EF9446...

6/9/2022
Date

Read, Agreed to, and Accepted:

DocuSigned by:
Pietro Silvio
B75576517630436...
Peter Silvio

2/9/2022
Date

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